August 5, 2020 Term Sheet

Privileged and Confidential
Provided Pursuant to Confidentiality Agreement
Subject to Material and Substantial Revision
Subject to FRE 408 and Related Provisions

Weil

MOELIS & COMPANY

Term Sheet

	Company Proposal (8/5/2020)
BANK FACILITY	▪ Extension of maturity to December 2027 ▪ Increase in amortization from $35mm to $49mm starting in 2021 ▪ Interest rate: L+225, 1% LIBOR floor ▪ Relief on covenants (*see page 2*) ▪ Additional collateral sufficient to bring total projected 2021E NOI to ~$144mm ▪ Limited parent guarantee for any deficiency claim
SENIOR UNSECURED NOTES	▪ Cash consideration of $80mm[1] ($[TBD]mm in form of consent/forbearance fee) ▪ Takeback 1L debt of $500mm due June 2028 — Coupon rate: 10.00% — Liens on unencumbered assets and unsecured guarantees from certain entities • Baskets to remove collateral TBD, and based upon release prices to be negotiated — Liens on cash and treasuries — 105% call protection for the first 18 months, no call for the next 3 years, 105% for the next year, and 102.5% for the next year — Bankruptcy make-whole — Asset sale provision at 102 pay down — No maintenance covenants — Incurrence test for Total Debt/Total Assets (excludes outparcels) — Ability to form JVs with contributed land from collateral so long as JVs remain as credit support ▪ 90% of post-emergence equity[2]
PREFERRED EQUITY	▪ If preferred holders vote in favor of the transaction, TBD split of 10% of reorganized common equity[2] to be shared with existing common equity and TBD split of warrants ▪ If preferred holders vote against the transaction as a class, preferred holders shall recover zero ▪ Cash out option for preferred shares (TBD)
COMMON EQUITY & SPECIAL COMMON UNITS	▪ If common equity holders and special common units vote in favor of the transaction as a class, TBD split of 10% of reorganized common equity[2] ▪ Three warrant packages (TBD split between preferred and common): — Package A: 6.67% 3-year warrants with strike where bonds recover 80% — Package B: 6.67% 4-year warrants with strike where bonds recover 95% — Package C: 6.67% 5-year warrants with strike where bonds recover 110% ▪ If common equity holders vote against the transaction as a class, common equity holders shall recover zero

1. Includes June 2020 interest payment of $30.4mm
2. Subject to dilution from [10]% MIP and warrants

[1]

To accomplish the exchange and successfully delever the its balance sheet, CBL requests the following from the Credit Facility lenders Waive re-appraisal requirement in 2/22 No minimum liquidity Flexibility under investments covenant to make investments in JVs without restriction 80% occupancy rate carveout to be discussed Covenant amendments Proposed Amendments to Credit Facility Agreement To include fair value at closing (fresh start GAAP accounting); not adjusted for later fair value due to impairments Tested quarterly with holiday through Q3 2021; to be tested starting Q4 2021 COMPANY PROPOSED AMENDMENTS [ ]